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Exhibit 8.1

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

May 1, 2008

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281

Re:
Status as Real Estate Investment Trust ("REIT"); Information in the Registration Statement under "33. What are the federal income tax consequences of participating in the Plan?" and "Federal Income Tax Considerations Relating to Crystal River"

Dear Ladies and Gentlemen:

        In connection with the filing of a Registration Statement under the Securities Act of 1933 on Form S-3 with the Securities and Exchange Commission on the date hereof (the "Registration Statement") by Crystal River Capital, Inc., a Maryland corporation (the "Company"), you have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT and (ii) the information in the Registration Statement under the headings "33. What are the federal income tax consequences of participating in the Plan?" and "Federal Income Tax Considerations Relating to Crystal River."

        In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

        In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely described all material facts.

        In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: the Company has operated and will continue to be operated in the manner described in its organizational documents, in the Registration Statement and in the representation letter delivered to us by an officer of the Company, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

        Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

        Based upon and subject to the foregoing, it is our opinion that:

        1.     Commencing with the Company's taxable year ending December 31, 2005, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's actual and proposed method of operation, as described in the Registration

Statement and as represented by the Company, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

        2.     The information in the Registration Statement under the headings "33. What are the federal income tax consequences of participating in the Plan?" and "Federal Income Tax Considerations Relating to Crystal River," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is a fair and accurate summary of the material U.S. Federal income tax considerations relevant to potential investors and participants in the Plan.

        Other than as expressly stated above, we express no opinion on any issues relating to the Company or to any investment therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

        As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP

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  Exhibit 8.1
[Letterhead of Paul, Hastings, Janofsky & Walker LLP]